151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS

•	Fourth-quarter 2012 operating earnings per share (1) were $.94

•	Full-year 2012 operating earnings per share (1) were $5.13

•	Net income per share was $.56 for the fourth quarter 2012 and $4.81 for the full year

•	Total medical benefit ratio was 84.1 percent in the fourth quarter 2012 and 82.2 percent for the full year

•	Revenue (2) increased 5 percent for the fourth quarter of 2012 and 6 percent for full-year 2012 over the corresponding periods of 2011

•	Medical membership increased in the fourth quarter of 2012 and totaled 18.2 million members at December 31, 2012

•	Aetna reaffirms full-year 2013 projected operating earnings per share of at least $5.40 (3)

HARTFORD, Conn., January 31, 2013 - Aetna (NYSE: AET) today announced fourth-quarter 2012 operating earnings (1) of $317.0 million, or $.94 per share. Full-year 2012 operating earnings (1) were $1.77 billion, or $5.13 per share. Net income for the fourth quarter of 2012 was $190.1 million, or $.56 per share, and includes $.44 per share of charges for other items, primarily a litigation-related settlement, offset by $.06 per share of net realized capital gains. Full-year net income was $1.66 billion, or $4.81 per share.

Fourth-Quarter Financial Results at a Glance

(Millions, except per share results)	2012	2011	Change
Revenue (2)	$8,955.0	$8,544.1	5%
Operating earnings (1)	317.0	354.3	(11)%
Net income	190.1	372.6	(49)%

Per share results:
Operating earnings (1)	$.94	$.97	(3)%
Net income	.56	1.02	(45)%

Weighted average common shares - diluted	338.5	365.8

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Full-Year Financial Results at a Glance

(Millions, except per share results)	2012	2011	Change
Revenue (2)	$35,544.8	$33,611.9	6%
Operating earnings (1)	1,769.6	1,965.7	(10)%
Net income	1,657.9	1,985.7	(17)%

Per share results:
Operating earnings (1)	$5.13	$5.17	(1)%
Net income	4.81	5.22	(8)%

Weighted average common shares - diluted	345.0	380.2

“Aetna's solid fourth-quarter performance caps off an important year for the company. In 2012 we demonstrated the power of our diversified portfolio, advanced our mission to transform the health care marketplace and agreed to acquire Coventry Health Care, which will greatly enhance our long-term strategy,” said Mark T. Bertolini, Aetna chairman, CEO and president. “We are positioned well for 2013, with new commercial contract wins and a successful Medicare selling season across our entire portfolio of Medicare products.

“Our Accountable Care Solutions business is making great progress on our strategy to transform the health care system, with five new accountable care agreements in the fourth quarter alone. Our relationships with leading health care providers now share a common set of goals -- to improve both the quality of care and patient experience, and to reduce costs. This new health care model drives additional membership growth, and will help to improve the quality and affordability of health care as we insure more Americans,” said Bertolini.

“Aetna's 2012 results demonstrate our focus on operational and financial execution across all aspects of our business,” said Joseph M. Zubretsky, Aetna senior executive vice president and CFO. “We ended the year with strong growth in membership to more than 18.2 million medical members, increased revenues by approximately 6 percent over 2011 and reduced our business segment operating expense ratio. We continued to focus on capital management, raising our quarterly dividend by more than 14 percent and repurchasing $1.4 billion of Aetna's shares.

“We believe our core business, supplemented by emerging businesses growth and effective capital deployment, will enable us to generate low double-digit operating earnings per share growth on average over time. Our expected completion of the Coventry Health Care acquisition this year will build upon our success and enhance our capabilities,” said Zubretsky.

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Total company results

•
Revenues (2) for the fourth quarter of 2012 were $8.96 billion compared with $8.54 billion for the fourth quarter of 2011. For full-year 2012, revenues (2) were $35.54 billion compared with $33.61 billion for 2011. The increase in each period is primarily the result of higher Health Care premiums in each of our Commercial, Medicare and Medicaid businesses. Total Revenue was $9.93 billion and $8.57 billion for the fourth quarters of 2012 and 2011, respectively, and $36.60 billion and $33.78 billion for the full years 2012 and 2011, respectively. Total Revenue for the fourth quarter and full year 2012 includes $941.4 million of one-time Large Case Pensions premium.

•
Operating Expenses (1) were $1.76 billion for the fourth quarter of 2012. The business segment operating expense ratio (4) was 19.7 percent and 21.4 percent for the fourth quarters of 2012 and 2011, respectively. For full-year 2012, the business segment operating expense ratio (4) decreased to 18.9 percent from 19.8 percent in 2011. The decrease in the business segment operating expense ratio in each period is primarily from improved operating leverage and continued execution of our expense initiatives. Total operating expense ratio was 19.4 percent and 21.4 percent for the fourth quarters of 2012 and 2011, respectively, and 18.8 percent and 20.1 percent for the full years 2012 and 2011, respectively. The decrease in the total operating expense ratio in both 2012 periods is primarily due to the one-time Large Case Pensions premium.

•
Pre-tax Operating Margin (5) was 6.5 percent for the fourth quarter of 2012 compared with 7.9 percent for the fourth quarter of 2011. For full-year 2012, the pre-tax operating margin (5) was 8.7 percent compared to 10.2 percent for 2011. For the fourth quarter of 2012, the after-tax net income margin was 1.9 percent compared to 4.3 percent for 2011. The after-tax net income margin for full-year 2012 was 4.5 percent compared to 5.9 percent for 2011.

•	Share Repurchases totaled 11.0 million shares at a cost of $493.0 million in the fourth quarter of 2012, bringing full-year total repurchases to 32.3 million shares, at a cost of $1.4 billion.

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Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $307.9 million for the fourth quarter of 2012 compared with $361.8 million for the fourth quarter of 2011. Favorable before-tax development of prior-period health care cost estimates in the fourth quarters of 2012 and 2011 was approximately $81 million ($52 million after-tax) and $98 million ($63 million after-tax), respectively, primarily from incurred health care costs from the third quarter of 2012 and third quarter of 2011, respectively. Operating earnings decreased in the fourth quarter of 2012 primarily due to lower underwriting margins in our Commercial business.

•	Net income was $217.0 million for the fourth quarter of 2012 compared with $374.7 million for the fourth quarter of 2011.

•
Revenues (2) of $8.29 billion for the fourth quarter of 2012 compared with $7.95 billion for the fourth quarter of 2011. The increase is due primarily to higher Commercial premium primarily from higher premium rates, higher Medicare premium from Medicare Advantage membership growth and higher Medicaid premium primarily from in-state expansions, partially offset by lower Commercial Insured membership in 2012. Total Revenue for the fourth quarter of 2012, which includes net realized capital gains, was $8.31 billion compared with $7.97 billion for the fourth quarter of 2011.

•
Sequentially, fourth-quarter 2012 medical membership increased by 64,000 to 18.242 million, led by growth in Commercial ASC and Medicare Supplement members; dental membership increased by 7,000 to 13.615 million and pharmacy benefit management services membership decreased by 24,000 to 8.791 million.

•	Medical benefit ratios (MBRs) for the fourth quarters of 2012 and 2011 were as follows:

	2012	2011
Commercial	83.4%	79.0%
Medicare	85.6%	84.8%
Medicaid	87.3%	88.9%
Total (a)	84.1%	80.7%

(a)
Total MBR includes favorable before-tax prior-period reserve development of $81 million and $98 million for the fourth quarters of 2012 and 2011, respectively, which occurred in each of our businesses with the majority related to the Commercial business in each period.

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Full-year 2012 operating earnings for Health Care were $1.75 billion, compared with $1.96 billion in 2011. The decrease in operating earnings was largely the result of lower underwriting margins in our Commercial business, which were partially offset by the favorable impact of higher underwriting margins in our Medicare business, in part the result of our 2011 acquisition of Genworth's Medicare Supplement business. Our underwriting margin in 2011 included approximately $207 million before-tax of favorable prior-years reserve development. There was no significant prior-years reserve development in 2012. Full-year 2012 net income was $1.69 billion, compared to $1.95 billion in 2011.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) of $45.3 million for the fourth quarter of 2012 compared with $27.8 million for the fourth quarter of 2011, reflecting higher revenues (2) and improved operating expense leverage.

•	Net income of $49.6 million for the fourth quarter of 2012 compared with $36.3 million for the fourth quarter of 2011.

•
Revenues (2) of $534.7 million for the fourth quarter of 2012 compared with $488.3 million for the fourth quarter of 2011. Total Revenue, which includes net realized capital gains, was $541.3 million in the fourth quarter of 2012 and $501.5 million in the fourth quarter of 2011.

Full-year 2012 operating earnings (1) for Group Insurance were $161.5 million, compared with $153.0 million in 2011. Full-year 2012 net income was $176.3 million, compared to $181.8 million in 2011.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings of $4.4 million for the fourth quarter of 2012 compared with $4.3 million for the fourth quarter of 2011.

•	Net income of $5.1 million for the fourth quarter of 2012 compared with $1.2 million for the fourth quarter of 2011.

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•
Revenues (2) of $131.0 million for the fourth quarter of 2012 compared with $104.4 million for the fourth quarter of 2011. Total Revenue, which includes net realized capital gains, was $1.1 billion in the fourth quarter of 2012 compared with $99.5 million in the fourth quarter of 2011. Fourth-quarter 2012 Total Revenue also includes $941.4 million of one-time group annuity conversion premium related to the conversion of an existing Large Case Pensions group annuity contract from a participating to a non-participating contract. That revenue is offset by an equivalent one-time benefit expense associated with that contract conversion.

Full-year 2012 operating earnings (1) for Large Case Pensions were $17.8 million, compared with $20.7 million for 2011. The decrease is consistent with the run-off nature of this segment. Full-year net income was $17.4 million, compared to $21.8 million for 2011. Full year 2012 revenues (2) were $503.6 million compared with $498.6 million for 2011. Full-year 2012 Total Revenue, which includes group annuity contract conversion premium on an existing contract and net realized capital losses, was $1.4 billion compared to $500.2 million for 2011.

Aetna's conference call to discuss fourth-quarter 2012 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-888-516-2447 or +1-719-325-2140 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 6653248. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 6653248. Telephone replays will be available until 11 p.m. ET on February 7, 2013.

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About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 37.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services and health information technology services. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
(Millions)	2012	2011	2012	2011
Revenue:
Health care premiums	$7,269.9	$6,928.5	$28,872.0	$27,189.2
Other premiums	474.8	438.9	1,902.0	1,775.8
Group annuity contract conversion premium	941.4	—	941.4	—
Fees and other revenue	971.8	973.4	3,853.5	3,716.1
Net investment income	239.5	203.3	918.3	930.8
Net realized capital gains	31.1	28.2	108.7	167.9
Total revenue	9,928.5	8,572.3	36,595.9	33,779.8

Benefits and expenses:
Health care costs	6,115.4	5,593.2	23,728.9	21,653.5
Current and future benefits	497.0	442.6	2,008.1	1,876.5
Benefit expense on group annuity contract conversion	941.4	—	941.4	—
Operating expenses:
Selling expenses	285.0	277.8	1,105.5	1,104.8
General and administrative expenses	1,639.4	1,555.1	5,770.9	5,699.6
Total operating expenses	1,924.4	1,832.9	6,876.4	6,804.4
Interest expense	76.6	59.6	268.8	246.9
Amortization of other acquired intangible assets	33.1	37.1	142.0	120.7
Loss on early extinguishment of long-term debt	49.5	—	84.9	—
Total benefits and expenses	9,637.4	7,965.4	34,050.5	30,702.0

Income before income taxes	291.1	606.9	2,545.4	3,077.8
Income taxes	101.0	234.3	887.5	1,092.1
Net income	$190.1	$372.6	$1,657.9	$1,985.7

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Summary of Results

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
(Millions)	2012	2011	2012	2011
Operating earnings	$317.0	$354.3	$1,769.6	$1,965.7
Litigation-related settlement, net of tax	(78.0)	—	(78.0)	—
Transaction and integration-related costs, net of tax	(12.9)	—	(25.4)	—
Loss on early extinguishment of long-term debt, net of tax	(32.2)	—	(55.2)	—
Severance charge, net of tax	(24.1)	—	(24.1)	—
Voluntary early retirement program, net of tax	—	—	—	(89.1)
Net realized capital gains, net of tax	20.3	18.3	71.0	109.1
Net income (GAAP measure)	$190.1	$372.6	$1,657.9	$1,985.7

Weighted average common shares - basic	333.6	358.5	340.1	372.5

Weighted average common shares - diluted	338.5	365.8	345.0	380.2

Per Common Share
Operating earnings	$.94	$.97	$5.13	$5.17
Litigation-related settlement, net of tax	(.23)	—	(.23)	—
Transaction and integration-related costs, net of tax	(.04)	—	(.07)	—
Loss on early extinguishment of long-term debt, net of tax	(.10)	—	(.16)	—
Severance charge, net of tax	(.07)	—	(.07)	—
Voluntary early retirement program, net of tax	—	—	—	(.24)
Net realized capital gains, net of tax	.06	.05	.21	.29
Net income (GAAP measure)	$.56	$1.02	$4.81	$5.22

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Segment Information (6)

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
(Millions)	2012	2011	2012	2011
Health Care:
Revenue, excluding net realized capital gains	$8,289.3	$7,951.4	$32,918.0	$31,132.1
Interest income on proceeds of transaction-related debt	1.0	—	1.0	—
Net realized capital gains	23.3	19.9	86.5	121.9
Total revenue (GAAP measure)	$8,313.6	$7,971.3	$33,005.5	$31,254.0

Commercial Medical Benefit Ratio:
Premiums	$5,298.5	$5,144.6	$20,944.4	$20,263.9
Health care costs (GAAP measure)	$4,420.8	$4,063.4	$16,995.7	$15,787.9

Commercial MBR (GAAP measure)	83.4%	79.0%	81.1%	77.9%

Medicare Medical Benefit Ratio:
Premiums	$1,519.3	$1,384.5	$6,250.6	$5,485.0
Health care costs (GAAP measure)	$1,299.8	$1,174.6	$5,240.7	$4,608.0

Medicare MBR (GAAP measure)	85.6%	84.8%	83.8%	84.0%

Medicaid Medical Benefit Ratio:
Premiums	$452.1	$399.4	$1,677.0	$1,440.3
Health care costs (GAAP measure)	$394.8	$355.2	$1,492.5	$1,257.6

Medicaid MBR (GAAP measure)	87.3%	88.9%	89.0%	87.3%

Total Medical Benefit Ratio:
Premiums	$7,269.9	$6,928.5	$28,872.0	$27,189.2
Health care costs (GAAP measure)	$6,115.4	$5,593.2	$23,728.9	$21,653.5

Total MBR (GAAP measure)	84.1%	80.7%	82.2%	79.6%

Operating earnings	$307.9	$361.8	$1,752.1	$1,955.7
Litigation-related settlement, net of tax	(78.0)	—	(78.0)	—
Transaction and integration-related costs, net of tax	(4.1)	—	(14.1)	—
Severance charge, net of tax	(24.1)	—	(24.1)	—
Voluntary early retirement program, net of tax	—	—	—	(89.1)
Net realized capital gains, net of tax	15.3	12.9	56.6	79.2
Net income (GAAP measure)	$217.0	$374.7	$1,692.5	$1,945.8

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Segment Information continued (6)

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
(Millions)	2012	2011	2012	2011

Group Insurance:
Revenue, excluding net realized capital gains	$534.7	$488.3	$2,123.2	$1,981.2
Net realized capital gains	6.6	13.2	22.7	44.4
Total revenue (GAAP measure)	$541.3	$501.5	$2,145.9	$2,025.6

Operating earnings	$45.3	$27.8	$161.5	$153.0
Net realized capital gains	4.3	8.5	14.8	28.8
Net income (GAAP measure)	$49.6	$36.3	$176.3	$181.8

Large Case Pensions:
Revenue, excluding net realized
capital gains (losses) and an other item	$131.0	$104.4	$503.6	$498.6
Group annuity contract conversion premium	941.4	—	941.4	—
Net realized capital gains (losses)	1.2	(4.9)	(.5)	1.6
Total revenue (GAAP measure)	$1,073.6	$99.5	$1,444.5	$500.2

Operating earnings	$4.4	$4.3	$17.8	$20.7
Net realized capital gains (losses)	.7	(3.1)	(.4)	1.1
Net income (GAAP measure)	$5.1	$1.2	$17.4	$21.8

Corporate Financing: (7)
Operating loss	$(40.6)	$(39.6)	$(161.8)	$(163.7)
Transaction-related costs, net of tax	(8.8)	—	(11.3)	—
Loss on early extinguishment of long-term debt, net of tax	(32.2)	—	(55.2)	—
Net loss (GAAP measure)	$(81.6)	$(39.6)	$(228.3)	$(163.7)

Total Company:
Revenue, excluding net realized capital
gains and other items (A)	$8,955.0	$8,544.1	$35,544.8	$33,611.9
Group annuity contract conversion premium	941.4	—	941.4	—
Interest income on proceeds of transaction-related debt	1.0	—	1.0	—
Net realized capital gains	31.1	28.2	108.7	167.9
Total revenue (GAAP measure) (B)	$9,928.5	$8,572.3	$36,595.9	$33,779.8

Business segment operating expenses (C)	$1,761.8	$1,831.7	$6,705.7	$6,662.5
Corporate Financing segment operating (benefit) expense (7)	(.6)	1.2	(2.5)	4.9
Operating expenses, including Corporate Financing segment	1,761.2	1,832.9	6,703.2	6,667.4
Litigation-related settlement	120.0	—	120.0	—
Transaction and integration-related costs	6.2	—	16.2	—
Severance charge	37.0	—	37.0	—
Voluntary early retirement program	—	—	—	137.0
Total operating expenses (GAAP measure) (D)	$1,924.4	$1,832.9	$6,876.4	$6,804.4

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	19.7%	21.4%	18.9%	19.8%
Total operating expense ratio (D)/(B) (GAAP measure)	19.4%	21.4%	18.8%	20.1%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2012	2012	2011
Medical Membership:
Commercial	16,299	16,281	16,626
Medicare Advantage	448	443	398
Medicaid	1,257	1,253	1,272
Medicare Supplement	238	201	163
Total Medical Membership	18,242	18,178	18,459

Consumer-Directed Health Plans (8)	2,550	2,562	2,387

Dental Membership:
Commercial	11,950	11,956	12,071
Medicare & Medicaid	696	697	652
Network Access (9)	969	955	947
Total Dental Membership	13,615	13,608	13,670

Pharmacy Benefit Management Membership:
Commercial	8,002	8,028	8,177
Medicare Prescription Drug Plan (stand-alone)	479	479	427
Medicare Advantage Prescription Drug Plan	203	201	189
Medicaid	107	107	27
Total Pharmacy Benefit Management Services	8,791	8,815	8,820

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Operating Margins

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
(Millions)	2012	2011	2012	2011
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$581.4	$675.4	$3,104.6	$3,414.5
Interest expense *	(63.0)	(59.6)	(251.4)	(246.9)
Amortization of other acquired intangible assets	(33.1)	(37.1)	(142.0)	(120.7)
Litigation-related settlement	(120.0)	—	(120.0)	—
Transaction and integration-related costs	(18.8)	—	(32.6)	—
Loss on early extinguishment of long-term debt	(49.5)	—	(84.9)	—
Severance charge	(37.0)	—	(37.0)	—
Voluntary early retirement program	—	—	—	(137.0)
Net realized capital gains	31.1	28.2	108.7	167.9
Income before income taxes (GAAP measure)	$291.1	$606.9	$2,545.4	$3,077.8

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$379.4	$417.3	$2,025.3	$2,204.7
Interest expense, net of tax *	(40.9)	(38.8)	(163.4)	(160.5)
Amortization of other acquired intangible assets, net of tax	(21.5)	(24.2)	(92.3)	(78.5)
Litigation-related settlement, net of tax	(78.0)	—	(78.0)	—
Transaction and integration-related costs, net of tax	(12.9)	—	(25.4)	—
Loss on early extinguishment of long-term debt, net of tax	(32.2)	—	(55.2)	—
Severance charge, net of tax	(24.1)	—	(24.1)	—
Voluntary early retirement program, net of tax	—	—	—	(89.1)
Net realized capital gains, net of tax	20.3	18.3	71.0	109.1
Net income (GAAP measure) (B)	$190.1	$372.6	$1,657.9	$1,985.7

Reconciliation of Revenue:
Revenue, excluding net realized capital
gains and other items (C)	$8,955.0	$8,544.1	$35,544.8	$33,611.9
Group annuity contract conversion premium	941.4	—	941.4	—
Interest income on proceeds of transaction-related debt	1.0	—	1.0	—
Net realized capital gains	31.1	28.2	108.7	167.9
Total revenue (GAAP measure) (D)	$9,928.5	$8,572.3	$36,595.9	$33,779.8

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	6.5%	7.9%	8.7%	10.2%
After-tax net income margin (B)/(D) (GAAP measure)	1.9%	4.3%	4.5%	5.9%

*
Interest expense of $40.9 million ($63.0 million pretax) and $163.4 million ($251.4 million pretax), for the fourth quarter and year ended December 31, 2012, respectively, exclude costs associated with the bridge credit agreement executed in connection with the proposed acquisition of Coventry Health Care, Inc. ("Coventry"). Those costs are presented within transaction and integration-related costs.

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(1) Operating earnings and operating earnings per share exclude from net income net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For the periods covered in this press release, the following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
In the fourth quarter of 2012, we recorded a charge of $78.0 million ($120.0 million pretax) related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers.

•
We incurred transaction and integration-related costs of $12.9 million ($18.8 million pretax) and $25.4 million ($32.6 million pretax) during the three months and year ended December 31, 2012, respectively, related to the proposed acquisition of Coventry. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in the GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include the cost of a bridge credit agreement that was in place prior to permanent financing that was obtained in November 2012 for the proposed Coventry acquisition as well as the negative cost of carry associated with such permanent financing. The cost of the bridge credit agreement is reflected in the GAAP Consolidated Statements of Income in interest expense. The components of negative cost of carry associated with the permanent financing are reflected in the GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses.

•
We incurred a loss on the early extinguishment of long-term debt of $32.2 million ($49.5 million pretax) and $55.2 million ($84.9 million pretax) during the three months and year ended December 31, 2012, respectively, related to repurchases of certain of our outstanding senior notes.

•	In the fourth quarter of 2012, we recorded a severance charge of $24.1 million ($37.0 million pretax) related to actions taken in 2012 or committed to be taken in 2013.

•
In the fourth quarter of 2012, pursuant to a contractual right exercised by a contract holder, an existing group annuity contract converted from a participating to a non-participating contract.  Pursuant to GAAP accounting standards, we recorded $941.4 million of one-time group annuity conversion premium for this contract and a corresponding $941.4 million of one-time benefit expense on group annuity conversion for this contract in the fourth quarter of 2012.

•
In July 2011, we announced a voluntary early retirement program.  In connection with the voluntary early retirement program, we recorded a charge of $89.1 million ($137.0 million pretax) during the third quarter of 2011.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 9 through 11 and 13 of this press release.

(2) Revenue excludes net realized capital gains and losses, interest income on the proceeds of the transaction-related debt, and premium from a group annuity contract conversion, as noted in (1) above. Refer to the tables on pages 10, 11 and 13 of this press release for a reconciliation of revenue excluding net realized capital gains and losses and these other items to total revenue calculated under GAAP.

(3) All Aetna's projections, including operating earnings per share, exclude the impact of the proposed Coventry acquisition and sale of Aetna's Missouri Medicaid business ("Missouri Care"), unless specifically otherwise noted. Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Projected operating earnings per share also exclude projected transaction and integration-related costs related to the proposed Coventry acquisition. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected transaction and integration-related costs related to the proposed Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected operating earnings per share for the full year 2013 reflect approximately 328 million weighted average diluted shares.

(4) The business segment operating expense ratio reflects the exclusion of the Corporate Financing segment from operating expenses and excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 11 of this press release.

(5) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

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(7) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. Net loss of the Corporate Financing segment includes interest expense on our outstanding debt, the financing components of our pension and other postretirement benefit plan expenses (benefits), and the loss on the early extinguishment of long-term debt. As described in (1) above, operating earnings of the Corporate Financing segment exclude other items, if any. During 2012, Corporate Financing operating earnings exclude the loss on the early extinguishment of long-term debt and the interest expense components of transaction-related costs.

(8) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna's dental provider network for a nominal fee.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share; weighted average diluted shares; the impact of the proposed Coventry acquisition on our long-term strategy; our operating earnings per share growth rate; and the impact of the proposed Coventry acquisition on us. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation; the timing to consummate the proposed acquisition of Coventry and proposed sale of Missouri Care; the risk that a condition to closing the proposed acquisition or proposed sale may not be satisfied; the risk that a regulatory approval for the proposed acquisition of Coventry or proposed sale of Missouri Care is delayed, is not obtained or is subject to conditions that are not anticipated; our ability to achieve the synergies and value creation contemplated by the proposed acquisition; our ability to promptly and effectively integrate Coventry's businesses; the diversion of management time on acquisition or sale related issues; and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next several years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, the scope of "essential benefits," employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; our ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we may acquire in the future, including Coventry) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the outcome of various litigation and regulatory matters, including guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell

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our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2011 Annual Report on Form 10-K ("Aetna's 2011 Annual Report"), Aetna's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (together Aetna's "Quarterly Reports"), each on file with the Securities and Exchange Commission (the “SEC”). You also should read Aetna's 2011 Annual Report and Aetna's Quarterly Reports on file with the SEC and Aetna's 2012 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.